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FOR IMMEDIATE RELEASE:

PREMIUM STANDARD FARMS SUED IN ALLEGED
CLASS ACTION LAWSUIT

(Kansas City, Mo.,) – May 18, 2004 – Charlie Speer of the Speer Law Firm in Kansas City, Missouri, with the support of three New York law firms, has filed suit in Jackson County, Missouri, against Premium Standard Farms, Inc. and ContiGroup Companies, Inc. seeking class action certification. The suit asserts nuisance claims with respect to operations of a Premium Standard Farms facility located in northern Missouri and alleges that these operations interfere with the use and enjoyment of plaintiffs’ properties located within ten miles of the facility.

Premium Standard Farms has invested over $12 million in environmental technology over the past five years, and recently announced it will soon begin construction of a $10 million system that will eliminate traditional anaerobic treatment lagoons and create a value added fertilizer from swine waste. Two of the named plaintiffs have been actively involved in the discussions that led to the development of this system.

Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service and institutional markets in the United States and export customers in more than 20 countries. Premium Standard Farms, Inc. is the nation’s second largest pork producer and seventh largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina and Texas.

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